UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 27, 2015

 TRIBUNE PUBLISHING COMPANY
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36230	38-3919441
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
435 North Michigan Avenue
Chicago, Illinois, 60611
(Address of Principal Executive Offices) (Zip Code)
312-222-9100
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On August 27, 2015, Tribune Publishing Company, LLC (the “Company”), a subsidiary of Tribune Publishing Company (“Tribune Publishing”), entered into an employment agreement with Tony Hunter, a named executive officer of Tribune Publishing. The employment agreement has a term of three years.  Pursuant to his employment agreement, Mr. Hunter will receive an annual base salary of $625,000, subject to increase as determined by the Company.   He will also be entitled to receive an annual cash bonus with a target of 100% of base salary.
Mr. Hunter’s employment agreement provides that for 2016, 2017 and 2018, subject to his continued employment, he will receive annual equity grants having an aggregate fair market value of $550,000 on the grant date, of which half of the value of the award will be stock options and half restricted stock units. These equity awards will be subject to such other terms as set forth in the Tribune Publishing Company Omnibus Incentive Plan and applicable award agreements.
Pursuant to his employment agreement, if the Company terminates Mr. Hunter’s employment without cause or he resigns for good reason (which may include a change in control), subject to his execution and non-revocation of a release of claims, the Company will pay him, in addition to his previously-accrued compensation, severance equal to the following:  12 months of his base salary, any unpaid incentive bonus for the preceding year, plus a prorated incentive bonus for the year of termination. Also, effective upon such an involuntary termination of his employment, a portion of the equity awards granted under his employment agreement that are then unvested will become vested. The terms “cause” and “good reason” are defined in his employment agreement.
Mr. Hunter’s employment agreement also contains certain restrictive covenants for Tribune Publishing’s benefit. He is also required to maintain the confidentiality of Tribune Publishing confidential information.
The foregoing is a brief description of the employment agreement and a copy of the employment agreement will be filed as an exhibit to Tribune Publishing’s Quarterly Report on Form 10-Q for the quarterly period ending September 27, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIBUNE PUBLISHING COMPANY

Date: September 1, 2015	By: /s/ Julie K. Xanders
Name:    Julie K. Xanders
Title:    Executive Vice President and General Counsel